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                                                                       Exhibit 2


                               ARTICLES OF MERGER
                     NEXLAND, INC., AN ARIZONA CORPORATION
                                      WITH
                     NEXLAND, INC., A DELAWARE CORPORATION

Pursuant to Sections 10.1101 and 10.1105 of the Arizona Code, the corporations described herein, desiring to effect a merger, set forth the following:

ARTICLE I: The name of the surviving corporation (the "SURVIVING CORPORATION") is NEXLAND, INC., a Delaware corporation

ARTICLE II: The name of the acquired corporation (the "ACQUIRED CORPORATION") is Nexland, Inc., an Arizona corporation.

ARTICLE III: The Surviving Corporation has its principal offices at 1101 Brickell Avenue, North Tower, 2nd Floor, Miami, Florida 33131.

ARTICLE IV: The name and address of the Registered Agent in the State of Delaware for the Surviving Corporation shall be CorpAmerica, Inc., 30 Old Rudnick Lane, Dover, DE 19901.

ARTICLE V: The Agreement of Merger, containing the information required by Arizona Code Section 10.1101, is set forth in EXHIBIT "A", which is attached hereto and made a part hereof.

ARTICLE VI: With respect to the Acquired Corporation: 35,015,229 shares of common stock were entitled to vote on the merger; 28,643,116 votes were cast in favor of the merger; and 1,034 votes were cast against the merger. The number of votes cast were sufficient for shareholder approval of the Agreement of Merger.

ARTICLE VII: With respect to the Surviving Corporation, 50,000,000 Common Shares were outstanding, all of which were entitled to vote on the plan of share exchange. The number of votes cast for the share exchange was unanimous, and therefore sufficient for approval.

ARTICLE VIII: These Articles of Merger shall be effective as of the date of filing in accordance with Arizona Statutes Section 10.1105(B).

Date: September 1, 2000

"Surviving Corporation"                    "Acquired Corporation"
NEXLAND, INC., an Arizona corporation      NEXLAND, INC., a Delaware corporation


By: /s/ Greg Levine                        By: /s/ Greg Levine
    ------------------------------             ---------------------------------
    Greg Levine, President                     Greg Levine, President